EXHIBIT 99

Granite City Food & Brewery Ltd. Receives Notice of
Non-Compliance from NASDAQ

Suspension of Enforcement Allows Company Until July 20, 2009 to Regain Compliance

MINNEAPOLIS, October 23, 2008 – Granite City Food & Brewery Ltd. (NASDAQ:GCFB), a Modern American upscale casual restaurant chain, today announced that it has received a notice from NASDAQ regarding its non-compliance with the $1.00 per share minimum requirement for continued listing of its common stock under Marketplace Rule 4450(a)(5).

NASDAQ further advised that it has determined to suspend enforcement of its bid price and market value of publicly held shares requirements through January 16, 2009.  Following reinstatement of these rules, Granite City will be provided until July 20, 2009 to regain compliance.

If Granite City has not regained compliance by the expiration of the temporary rule suspension, management anticipates that it will prepare a plan to achieve compliance with NASDAQ listing requirements.  Such plan may include a request to transfer the listing of the company’s common stock to the NASDAQ Capital Market, which would, if the company’s application is approved, provide the company with a second period of 180 calendar days to regain compliance.

If NASDAQ determines that Granite City’s plan does not adequately address the noted non-compliance, or if Granite City fails to maintain compliance with any other listing requirement, Granite City will receive notice that its securities will be delisted from NASDAQ.  At that time, Granite City would have the ability to appeal the decision to a NASDAQ Listing Qualifications Panel.

If Granite City’s securities do not continue to be listed on NASDAQ, such securities would become subject to certain rules of the SEC relating to “penny stocks.”  Such rules require broker-dealers to make a suitability determination for purchasers and to receive a purchaser’s prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the securities in the open market.  In addition, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board, which was established for securities that do not meet NASDAQ listing requirements.  Consequently, selling Granite City’s securities would be more difficult because smaller quantities of securities could be bought and sold, transactions could be delayed, and security analyst and news media coverage of Granite City may be reduced.  These factors could result in lower prices and larger spreads in the bid and ask prices for Granite City securities.  There can be no assurance that Granite City securities will continue to be listed on NASDAQ.

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 25 restaurants in 11 states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in 1999.  Additional information about Granite City Food & Brewery Ltd. can be found at the company’s website (www.gcfb.net).

Contact:

Granite City Food & Brewery Ltd.

James G. Gilbertson, 952-215-0676

Chief Financial Officer